EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

    Medical Action Industries Inc.

We have issued our reports dated June 2, 2010, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Medical Action Industries Inc. and subsidiaries on Form 10-K/A for the year ended March 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Medical Action Industries Inc. and subsidiaries on Form S-8 (File Nos. 333-138400, 333-138401, and 333-138402, effective November 3, 2006).

/s/ GRANT THORNTON LLP

New York, New York

December 17, 2010